Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
2003 FOURTH QUARTER AND FULL YEAR RESULTS

ATLANTA, GA – (February 19, 2004) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the fourth quarter and fiscal year ended December 31, 2003. Net sales for 2003 were $289.1 million, compared with $248.6 million for 2002. Net income for the year ended December 31, 2003 was $8.2 million, or $1.06 per diluted share, compared with $2.4 million, or $0.31 per diluted share, in 2002.

Net sales for the fourth quarter of 2003 were $77.6 million, compared with $60.0 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $3.1 million, or $0.40 per diluted share, compared with a net loss of $0.6 million, or $(0.07) per diluted share, for the fourth quarter of 2002.

In the Company’s Plastic Films segment, net sales increased 27% in the fourth quarter of 2003 and increased 13% for the year ended December 31, 2003 compared to the prior periods of 2002. Plastic Films’ sales volume (measured in pounds) increased 15% and decreased 3% for the quarter and year, respectively, from the comparable periods in 2002. Net sales for the fourth quarter of 2003 in the Injection Molding segment increased 43% from the fourth quarter of 2002 and increased 32% for the year ended December 31, 2003 from the comparable period in 2002. Net sales for the fourth quarter of 2003 in the Profile Extrusion segment increased 6% from the fourth quarter of 2002 and decreased 2% for the year ended December 31, 2003 from the comparable period in 2002.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2003 were $9.0 million, compared with $3.9 million for the fourth quarter of 2002. Atlantis’ gross margin and operating margin for the fourth quarter of 2003 were 18% and 8%, respectively, compared with 13% and 2%, respectively, for the comparable period in 2002. For the year ended December 31, 2003, EBITDA, gross margin and operating margin were $30.3 million, 16% and 6%, respectively, compared with $23.1 million, 16% and 5%, respectively, for the comparable period in 2002.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2003 were $7.6 million, compared with $6.9 million for the fourth quarter of 2002. SG&A expenses for the year ended December 31, 2003 were $28.4 million, compared with $28.5 million for the year ended December 31, 2002.

Anthony F. Bova, President and Chief Executive Officer, said, “We are extremely pleased with our operating results in 2003. In what we believe were very challenging market conditions especially in the first half of the year, we successfully increased our 2003 sales by 16%, our EBITDA by 31%, and our earnings per share by 242%.

“In our Plastic Films segment, our film volume (measured in pounds) was very strong for the quarter, with shipments up 15% compared to the prior year. Our continued focus on reducing both fixed and variable costs within our Plastic Films business resulted in improvements in both gross and operating margins, generating a 110% increase in our Plastic Films operating income for the full year ended December 31, 2003, compared to 2002. In 2004, we will continue to focus both on growing our market share and reducing costs as well as more effectively servicing our customer base.

“We are very pleased with the operating results of our Injection Molding segment in 2003. As a result of the Rio Grande Plastic Products acquisition completed in October 2002, significant growth in our building products line, and strong growth in our traditional custom injection molded product lines, we increased our sales in 2003 by 32%. This very strong increase in top-line growth resulted in increases in gross profit and operating profit of 24% and 59%, respectively, compared to levels achieved in 2002. We are confident that our Injection Molding segment will continue to see strong growth in 2004 within its building products line as well as continued market share growth within our traditional appliance and custom injection molded product lines.

“In our Profile Extrusion segment, sales were up approximately 6% for the quarter and down approximately 2% for the year. After the first half weakness in both the manufactured housing and office furniture sectors, we have experienced successive quarters of improved order rates and we expect to see continued recovery in this segment in 2004.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent with predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern standard time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

# # #

ATLANTIS PLASTICS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(in thousands, except per share data)	2003	2002	2003	2002

Net sales	$77,582	$60,032	$289,098	$248,586
Cost of sales	63,850	52,141	242,158	208,689

Gross profit	13,732	7,891	46,940	39,897
Selling, general and administrative expenses	7,645	6,870	28,395	28,456

Operating income	6,087	1,021	18,545	11,441
Net interest expense	1,286	1,924	5,466	7,607

Income before provision for income taxes	4,801	(903)	13,079	3,834
Provision for income taxes	1,653	(345)	4,839	1,456

Net income	$3,148	$(558)	$8,240	$2,378

Basic earnings per share	$0.41	$(0.07)	$1.08	$0.31
Diluted earnings per share	$0.40	$(0.07)	$1.06	$0.31

Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,624	7,579	7,606	7,569
Diluted	7,898	7,579	7,750	7,578

ATLANTIS PLASTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share and per share data)	2003	2002

ASSETS
Cash and cash equivalents	$3,001	$1,225
Accounts receivable, net of allowances of $1,281 and $915, respectively	37,661	26,733
Inventories	23,305	21,958
Other current assets	2,975	6,155
Deferred income tax asset	3,611	3,421

Total current assets	70,553	59,492
Property and equipment, net	60,347	65,140
Goodwill, net of accumulated amortization	47,212	47,212
Other assets	4,748	4,411

Total assets	$182,860	$176,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$32,214	$26,076
Current portion of long-term debt	10,928	4,013
Other current liabilities	1,387	203

Total current liabilities	44,529	30,292
Long-term debt, less current portion	66,272	84,891
Deferred income taxes	13,339	11,544
Other liabilities	315	—

Total liabilities	124,455	126,727
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,170,842 and 5,121,752 shares issued and outstanding in 2003 and 2002	517	512
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,456,981 shares issued and outstanding in 2003 and 2002	246	246
Additional paid-in capital	11,119	10,852
Notes receivable from sale of common stock	(1,317)	(1,682)
Retained earnings	47,840	39,600

Total shareholders’ equity	58,405	49,528

Total liabilities and shareholders’ equity	$182,860	$176,255

ATLANTIS PLASTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,

(in thousands)	2003	2002

OPERATING ACTIVITIES
Net income	$8,240	$2,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	11,760	11,678
Loan fee amortization	1,012	220
Loss on disposal of assets	—	153
Interest receivable from shareholder loans	33	(75)
Deferred income taxes	1,605	(824)
Changes in operating assets and liabilities:
Accounts receivable	(11,035)	2,853
Inventory	(1,347)	(5,406)
Other current assets	2,174	(82)
Accounts payable and accrued expenses	6,245	3,182
Other assets and liabilities	2,343	251

Net cash provided by operating activities	21,030	14,328

INVESTING ACTIVITIES
Capital expenditures	(7,033)	(9,546)
Purchase of business	—	(1,885)
Proceeds from asset dispositions	—	1,642

Net cash used for investing activities	(7,033)	(9,789)

FINANCING ACTIVITIES
Net (repayments) borrowings under senior credit facility	(11,100)	88,300
Repayments on long-term debt	(604)	(17,461)
Retirement of Senior Notes	—	(49,325)
Repayments under old credit agreement	—	(21,500)
Financing costs associated with senior credit facility	(1,121)	(4,381)
Repayments on notes receivable from shareholders	332	96
Proceeds from exercise of stock options	272	20

Net cash used for financing activities	(12,221)	(4,251)

Net increase in cash and cash equivalents	1,776	288
Cash and cash equivalents at beginning of period	1,225	937

Cash and cash equivalents at end of period	$3,001	$1,225

ATLANTIS PLASTICS, INC.

SEGMENT/TREND INFORMATION

	2003					2002

(in millions)	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1

NET SALES
Plastic Films	$186.4	$49.8	$49.1	$41.4	$46.1	$165.0	$39.3	$43.5	$44.4	$37.8
Injection Molding	81.4	22.5	21.6	20.5	16.8	61.8	15.7	14.0	16.9	15.2
Profile Extrusion	21.3	5.3	5.9	5.3	4.8	21.8	5.0	5.7	5.8	5.3

Total	$289.1	$77.6	$76.6	$67.2	$67.7	$248.6	$60.0	$63.2	$67.1	$58.3
GROSS MARGIN
Plastic Films	16%	18%	15%	14%	16%	15%	12%	14%	16%	18%
Injection Molding	15%	16%	15%	14%	13%	16%	13%	15%	16%	18%
Profile Extrusion	24%	19%	25%	26%	25%	27%	23%	26%	28%	29%

Total	16%	18%	16%	15%	16%	16%	13%	15%	17%	19%
OPERATING MARGIN
Plastic Films	6%	8%	6%	2%	6%	3%	0%	3%	5%	5%
Injection Molding	6%	7%	7%	5%	4%	5%	2%	5%	5%	7%
Profile Extrusion	13%	7%	15%	14%	14%	14%	11%	13%	17%	17%

Total	6%	8%	7%	4%	6%	5%	2%	4%	6%	6%

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2003					2002

(in millions)	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1

Net income (loss)	$8.2	$3.1	$2.5	$0.9	$1.7	$2.3	$(0.6)	$0.4	$1.3	$1.2
Net interest expense	5.5	1.3	1.4	1.3	1.5	7.6	1.9	2.0	1.8	1.9
Provision (benefit) for income taxes	4.8	1.6	1.6	0.6	1.0	1.5	(0.3)	0.3	0.8	0.7
Depreciation and other amortization	11.8	3.0	3.0	2.9	2.9	11.7	2.9	2.9	3.0	2.9

EBITDA	$30.3	$9.0	$8.5	$5.7	$7.1	$23.1	$3.9	$5.6	$6.9	$6.7

(1) EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.